May 15, 1998



Board of Directors
America Online, Inc.

Note 4 of Notes to Condensed Consolidated Financial Statements of America Online, Inc., included in its Form 10-Q for the three months ended March 31, 1998, describes a change in the method of accounting for income taxes. Prior to the third quarter of fiscal 1998, the Company followed the practice of computing its tax provision on the assumption that current year stock option deductions were used first to offset its financial statement income before utilizing NOLs. Accordingly, because stock option deductions were not recognized as an expense for financial reporting purposes, deferred tax expense was recognized and the resulting tax benefit was credited to additional paid-in-capital in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employee, and FASB Statement No. 109, Accounting for Income Taxes. For the first two quarters of fiscal 1998, the Company continued this policy notwithstanding the existence of significant net operating loss carryforwards. During the third quarter of fiscal year 1998, the Company changed its accounting for income taxes to recognize the tax benefits from current and unrealized prior years' stock option deductions after recognition of net operating loss carryforwards (i.e., determined before stock option deductions). You have advised us that you believe that the change is to a preferable method in your circumstances because this method more accurately reflects the incremental effect of the Company's stock option deductions in the appropriate accounting period.

There is no specific authoritative criteria for determining a preferable method of sequencing the utilization of net operating losses and stock option deductions; however, based on the particular circumstance, we conclude that the change in the method of accounting for income taxes is to an acceptable alternative method which, based on your business judgment to make this change for the reason cited above, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to June 30, 1997 and, therefore, we do not express any opinion on any financial statements of America Online, Inc. subsequent to that date.

                                Very truly yours,

                              /s/ Ernst & Young LLP